Exhibit 5.1

November 7, 2005

Hawaiian Holdings, Inc.

3375 Koapaka Street, Suite G-350

Honolulu, HI 96819

Ladies and Gentlemen:

On the date hereof, Hawaiian Holdings, Inc., a Delaware corporation (the “Company”), intends to file with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 (the “Registration Statement”), relating to the sale by certain stockholders of the Company of: (a) 10,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) currently owned by RC Aviation, LLC (“RC Aviation”) for the benefit of its members, (b) 2,159,403 shares of Common Stock currently owned by AIP, LLC (“AIP”), (c) 6,283,705 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of a warrant held by RC Aviation for the benefit of its members, which warrant is expected to be distributed by RC Aviation to its members subsequent to the effectiveness of the Registration Statement (the “Common Stock Warrant”), (d) 650,000 shares of Common Stock purchased by three institutional investors pursuant to that certain Stock Purchase Agreement, dated December 8, 2004, by and among the Company and the investors signatory thereto (the “December 2004 Stock Purchase Agreement”) and (e) 351,062 shares of Common Stock purchased by Donald J. Carty pursuant to that certain Stock Purchase Agreement, dated July 26, 2004, by and between the Company and Donald J. Carty (the “July 2004 Stock Purchase Agreement”) (collectively, the “Registered Shares”).  This opinion is an exhibit to the Registration Statement.

We have acted as special counsel to the Company in connection with certain corporate and securities matters, and in such capacity we are familiar with the various corporate and other proceedings relating to the proposed offer and sale of the Registered Shares as contemplated by the Registration Statement.

In rendering the opinions set forth herein, we have examined executed originals, counterparts or copies of executed originals or counterparts of each of the documents referenced below:

(a)                                  the Registration Statement;

(b)                                 that certain Stock Purchase Agreement, dated as of December 8, 1995, by and between Hawaiian Airlines, Inc., a Hawaii corporation, and Airline Investors Partnership, L.P., a Delaware limited partnership (the “1995 Stock Purchase Agreement”);

(c)                                  that certain Agreement and Plan of Merger, dated as of May 2, 2002, by and among the Company, Hawaiian Airlines, Inc., a Hawaii corporation, and HA Sub Inc., a Hawaii corporation;

(d)                                 that certain Agreement and Plan of Merger, dated as of May 2, 2002, by and among the Company, AIP General Partners, Inc., a Delaware corporation, AIP, Inc., a Delaware corporation, and AIP Merger Sub, Inc., a Delaware corporation;

(e)                                  the July 2004 Stock Purchase Agreement;

(f)                                    the December 2004 Stock Purchase Agreement;

(g)                                 the Common Stock Warrant;

(h)                                 the Amended and Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware on September 19, 2005 to be a true and complete copy of the Amended and Restated Certificate of Incorporation of the Company (the “Certified Charter”);

(i)                                     the Amended Bylaws of the Company, certified by an authorized representative of the Company to be a true and complete copy of the Amended Bylaws of the Company in effect on the date hereof (together with the Certified Charter, collectively, the “Certified Organizational Documents”);

(j)                                     the minutes and other instruments (the “Minutes”) evidencing actions taken by the Company’s directors and stockholders; and

(k)                                  a certificate of an authorized officer of the Company concerning factual matters related to this opinion letter (the “Officers’ Certificate”).

As to certain factual matters related to this opinion letter, we have relied upon the Officer’s Certificate.

In rendering the opinions set forth herein, we have assumed, without independent verification or inquiry, the following:

(i)                                     the authenticity of all documents submitted to us as originals;

(ii)                                  the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies;

(iii)                               the genuineness of all signatures;

(iv)                              the legal capacity of all natural persons signing and delivering any instrument, document or agreement;

(v)                                 that the Certified Organizational Documents are accurate and have not been amended or rescinded;

(vi)                              that the Minutes are accurate and have not been amended or rescinded;

(vii)                           insofar as this opinion relates to securities to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance will be the same as such laws, rules and regulations in effect as of the date hereof; and

(viii)                        that the Company received consideration for the issuance of the Registered Shares (other than the Warrant Shares) pursuant to applicable stock purchase agreements.

Our opinion herein is based solely upon the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws (including, without limitation, the application of the securities or “blue sky” laws of any state to the offer and/or sale of the Registered Shares).

Based on the foregoing, and subject to and in reliance upon the accuracy and completeness of the information relevant thereto provided to us, it is our opinion that, subject to the effectiveness of the Registration Statement and compliance with applicable state securities laws, (i) the Registered Shares (other than the Warrant Shares) have been legally issued and are fully paid and non-assessable, and (ii) the Warrant Shares, when issued in accordance with the terms of the Common Stock Warrant, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any filing made by the Company under the securities or other laws of any state of the United States in which the Registered Shares may be offered and sold.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph, without our express written consent.  This opinion is rendered to you as of the date hereof, and we undertake no obligation to advise you of any change in any applicable law or in facts or circumstances which might affect any matters or opinions set forth herein.

Very truly yours,

/s/ Dechert LLP

DECHERT LLP